Exhibit 99.1

Avalanche Biotechnologies, Inc. Names Paul B. Cleveland as CEO

MENLO PARK, Calif., November 20, 2015 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL), a biopharmaceutical company committed to improving or preserving the sight of people suffering from serious eye diseases with an unmet medical need, today announced the appointment of Paul B. Cleveland to chief executive officer (CEO) and to the Board of Directors, effective December 9. He also will serve as principal financial officer of Avalanche on an interim basis. Mr. Cleveland, previously the chief executive officer of Celladon Corporation, brings more than 20 years of leadership experience to Avalanche, including management and operational experience across the biotechnology industry. This includes positions at multiple public biotechnology companies, including CEO, president, chief financial officer and Board member, as well as chief operating officer at a venture capital firm. Subsequent to December 9, Hans P. Hull, who has been serving as interim CEO of Avalanche since July, will return to his previous role of senior vice president of business operations.

“Paul brings strong operational experience and a foundation in gene therapy to the role of CEO and member of the Board of Avalanche,” said Mark Blumenkranz, chairman of the Board of Directors.

“Avalanche has a promising next generation vector platform and a talented group of experienced professionals with significant records of achievement in the industry,” stated Mr. Cleveland. “I am excited and honored to join this team, which has developed a competitive pipeline, platform and manufacturing capabilities that have the potential to bring next-generation therapies in to the clinic and ultimately to patients.”

Prior to joining Avalanche, Mr. Cleveland served as chief executive officer of Celladon, and served as president and chief financial officer since June 2014. He currently serves on the Board of Directors of Sangamo Biosciences and Alder Biopharmaceuticals, where he also serves as chairman of the audit committee. Before joining Celladon, he served as executive vice president of strategy and chief financial officer at Aragon Pharmaceuticals, a privately held, small-molecule drug discovery company that was acquired by Johnson & Johnson. Mr. Cleveland previously served as general partner and chief operating officer at Mohr Davidow Ventures, and prior to that he was executive vice president, corporate development, and chief financial officer for Affymax. Earlier in his career he was an investment banker at J.P. Morgan Chase and Co. and a predecessor firm, Hambrecht & Quist, and a corporate lawyer at Cooley Godward LLP, Sidley Austin LLP, and Davis Polk & Wardwell LLP. Mr. Cleveland holds a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis.

On the date he commences his employment, Avalanche will grant Mr. Cleveland a stock option to purchase 910,000 shares of the company’s common stock. The grant, which will be issued outside of Avalanche’s 2014 Equity Incentive Award Plan, was approved by Avalanche’s Board of Directors pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as an inducement that is material to Mr. Cleveland’s entering into employment with Avalanche. The option will have a per share exercise price equal to the closing sales price of Avalanche’s common stock on NASDAQ on the grant date. The option will vest as to 25 percent of the total shares subject to the option on the first anniversary of the grant date, and as to 1/48 of the total shares subject to the option each month thereafter, subject to Mr. Cleveland’s continued service with Avalanche through each vesting date.

About Avalanche Biotechnologies, Inc.

Avalanche is a biopharmaceutical company committed to improving or preserving the sight of people suffering from serious eye diseases with an unmet medical need. We are leveraging our next-generation Ocular BioFactoryTM gene therapy platform to discover and develop novel medicines with the potential to offer life-changing therapeutic benefit. For more information, please visit www.avalanchebiotech.com

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avalanche’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, clinical studies, product development and the potential benefits of its products under development, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our product development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the product development process, the uncertainties inherent in the regulatory approval process, the timing of our regulatory filings and other matters that could affect the availability or commercial potential of our product candidates. Avalanche undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of Avalanche, see our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 5, 2015, and our subsequent periodic reports filed with the Securities and Exchange Commission.

# # #

Contacts:

Investor Contact

Lauren Glaser

(650) 656-9347

lauren@avalanchebiotech.com

Media Contact

Emily Miklos

(312) 284-4705

emiklos@w2ogroup.com